Exhibit 8.1

Subsidiaries

•	eLongNet Information Technology (Beijing) Co., Ltd., a PRC company.

•	eLong Information Technology (Hefei) Co., Ltd., a PRC company.

Consolidated Affiliated Entities

•	Beijing eLong Information Technology Co., Ltd., a PRC company.

•	Beijing eLong Air Services Co., Ltd., a PRC company.

•	Beijing eLong International Travel Co., Ltd., a PRC company.

•	Beijing Asia Media Interactive Advertising Co. Ltd., Ltd., a PRC company.

•	Beijing Xici Interactive Information Technology Co. Ltd., Ltd., a PRC company.

•	Hangzhou eLong Air Service Co., Ltd., a PRC company.

•	Nanjing Xici Interactive Information Technology Share Co., Ltd., a PRC company.